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EXHIBIT 99.1
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AUBURN NATIONAL BANCORPORATION, INC.
ANNOUNCES THIRD QUARTER EARNINGS

         AUBURN, Alabama, October 1, 1999 - Auburn National Bancorporation, Inc. (the "Company") reported unaudited net income of approximately $2.4 million, or $.61 per share, for the nine months ended September 30, 1999, compared to approximately $2.5 million, or $.64 per share, for the same period last year. The Company's net income for the three months ended September 30, 1999 was approximately $484,000, or $.12 per share, compared to approximately $1.0 million, or $.26 per share, for the same period last year.

         These results reflect an additional provision for possible loan losses of approximately $578,000 net of applicable income tax effects. This provision was taken primarily as a result of a recent regulatory examination of the Company's principal subsidiary, AuburnBank, and reflects the increased scrutiny being given to credit quality during examinations, and deterioration in certain credits. This provision will bring the level of the reserve for possible loan losses to $3.9 million, or 1.5% of funded loans at September 30, 1999, compared to $2.8 million or 1.32% of funded loans at the same date last year. The Company's allowance for possible loan losses at September 30, 1999 was approximately 69.5% of nonperforming loans compared to approximately 52.5% the same time last year.

         Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $365 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of "AUBN."

         Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.'s business and financial performance which are not historical facts may constitute "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled "Special Cautionary Notice Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-KSB for the most recently ended fiscal year.